Exhibit 10.54

AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT is made effective as of the 23rd day of September 2010, by and between CENTRA BANK, INC., a West Virginia corporation (“Employer”), and DOUGLAS J. LEECH, JR. (“Employee”), joined in by CENTRA FINANCIAL HOLDINGS, INC., a West Virginia corporation (“Centra Financial”).

RECITALS

A. The parties wish to amend the Employment Agreement among Employee, Employer and Centra Financial dated as of January 17, 2008, as amended on March 17, 2008 and January 12, 2009 (“Employment Agreement”), to provide for a declining multiplier in the event of termination following a change of control, and providing for recovery of certain funds as an offset to payments hereunder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Paragraph 4(d) of the Employment Agreement shall be amended to read, in its entirety, as follows:

d. Change of Control. In the event of a Change of Control (as defined below) of Employer at any time after the date hereof, Employee may voluntarily terminate employment with Employer up until 24 months after the Change of Control and be entitled to receive any compensation due but not yet paid through the date of termination and in addition, all compensation and benefits and other transfers, including but not limited to the automobile, including gross-up for taxes, as set forth in Section 4(a) of this Agreement for a period of five years following such voluntary termination. In the event of a Change of Control during the initial five-year term of this Agreement, Employee’s annual compensation shall be 1.5 times all compensation, including the then-minimum base salary and incentive compensation and discretionary bonus, based on the average for the three years prior to termination for the remaining term of this Agreement. In the event of a Change of Control for the five years succeeding the initial five-year term of this Agreement, Employee’s annual compensation shall be calculated as follows:

January 18, 2013–January 17, 2014	1.4 times all compensation, as set forth above.
January 18, 2014–January 17, 2015	1.3 times all compensation, as set forth above.
January 18, 2015–January 17, 2016	1.2 times all compensation, as set forth above.
January 18, 2016–January 17, 2017	1.1 times all compensation, as set forth above.
January 18, 2018 and Thereafter	1.0 times all compensation, as set forth above.

A “Change of Control” shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of Employer, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of Employer or Centra Financial representing 30% or more of the combined voting power of Employer’s then outstanding securities; provided, however, that any public or private stock issuance by Employer shall not constitute a change of control for purposes hereunder; or (ii) during the term of this Agreement as a result of a tender offer or exchange offer for the purchase of securities of Employer (other than such an offer by Employer for its own securities), or as a result of a public or private stock issuance by Employer, a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, there is a change in the composition of at least one-third of the members of Employer’s Board of Directors, except new directors whose election or nomination for election by Employer’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period; or (iii) the shareholders of Employer approve a merger or consolidation of Employer with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation.

2. The Employment Agreement shall be amended by adding a Section 10, to read, in its entirety, as follows:

10. Setoff. Any payments due to Employee by Employer hereunder shall be subject to setoff against any material amounts for which Employer establishes that Employee willfully and wrongfully received from Employer any time during the five-year period prior to termination hereunder but no more than the amounts wrongfully received. There are to be no imputed or punitive damages assessed or added beyond the amounts wrongfully received. For purposes of this Agreement, no payment, transfer or other benefit made to, or received by Employee, including but not limited to any payment of salary, bonus, perquisites, employee benefits, expense reimbursement or payment any other matter which was expressly authorized by the Board of Directors or Compensation Committee or either Employer or Centra Financial shall be considered to be wrongfully paid or wrongfully received; provided, however, that nothing in this Agreement shall be construed as requiring approval of any expense reimbursement or payment by the Board of Directors or Compensation Committee of Employer or Centra Financial. For purposes of this Section “material” shall mean material to the consolidated, overall financial position and results of operations of Centra Financial.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Centra Bank, Inc.

By

Its

Compensation Committee Members of Centra Financial Holdings, Inc. and Centra Bank, Inc.

By	/s/ Mark R. Nesselroad

Mark R. Nesselroad

By	/s/ Bernard G. Westfall

Bernard G. Westfall

By	/s/ James W. Dailey, II

James W. Dailey, II

By	/s/ C. Christopher Cluss

C. Christopher Cluss

Centra Financial Holdings, Inc.

By

Its

Employee:

By	/s/ Douglas J. Leech, Jr.

Douglas J. Leech, Jr.

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